As filed with the Securities and Exchange Commission on June 16, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JO-ANN STORES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-0720629 (I.R.S. Employer Identification Number)
5555 Darrow Road
Hudson, Ohio 44236
(Address of Principal Executive Offices)

Jo-Ann Stores, Inc.
1998 Incentive Compensation Plan
(Full Title of the Plan)

David Goldston
5555 Darrow Road
Hudson, Ohio 44236
(330) 656-2600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
		maximum	aggregate
		offering price	offering	Amount of
Title of securities to be registered	Amount to be registered (1)	per share (2)	price (2)	registration fee (2)
Common Shares, without par value (3)	300,000	$43.14	$12,942,000	$923

(1)	This registration statement on Form S-8 (this “Registration Statement”) is being filed to register 300,000 additional Common Shares, without par value (“Common Shares”), available for issuance pursuant to awards granted under the Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan, as amended (the “Plan”). This Registration Statement shall also cover any additional Common Shares that may become issuable under the Plan by reason of any stock dividend, stock split, reorganization, merger, consolidation or reorganization of or by Jo-Ann Stores, Inc. (the “Registrant”) that results in an increase in the number of the Registrant’s outstanding Common Shares or Common Shares issuable pursuant to awards granted under the Plan.

(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The fee with respect to the Common Shares registered herein is based on the average of the high and low sale prices on June 11, 2010 of the Registrant’s Common Shares as reported on the New York Stock Exchange.

(3)	Each Common Share includes an associated right to purchase one Common Share (the “Right”). Until the occurrence of certain prescribed events, none of which has occurred, the Right is not exercisable, is evidenced by the certificate representing the Common Share, and will be transferred along with and only with the Common Share.

EXPLANATORY NOTE
     This registration statement on Form S-8 (this “Registration Statement”) is being filed to register 300,000 additional Common Shares, without par value (“Common Shares”), of Jo-Ann Stores, Inc. (the “Registrant” or the “Company”) available for issuance pursuant to awards granted under the Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan, as amended (the “Plan”). Pursuant to General Instruction (E) of Form S-8, the contents of the Registrant’s registration statement on Form S-8 (File No. 333-72445) filed with the Securities and Exchange Commission (the “Commission”) on February 16, 1999 and the contents of the Registrant’s registration statement on Form S-8 (File No. 333-128157) filed with the Commission on September 7, 2005 are incorporated herein by reference, except as the same may be modified by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents, which are on file with the Commission, are incorporated herein by reference:
1.	The Registrant’s Annual Report on Form 10-K for the Registrant’s fiscal year ended January 30, 2010;

2.	The Registrant’s Quarterly Report on Form 10-Q for the Registrant’s fiscal quarter ended May 1, 2010;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 5, 2010 and June 11, 2010; and

4.	The description of the Common Shares included in the Registrant’s registration statement on Form S-4, filed with the Commission on September 29, 2003 (Registration No. 333-105379), under the heading “Description of Common Shares.”
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered hereby have been sold or that deregisters all such securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The legality of the Common Shares being registered on this Registration Statement has been passed upon by Thompson Hine LLP. Certain attorneys at Thompson Hine LLP beneficially own Common Shares of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Article V of the Company’s Amended and Restated Code of Regulations provides as follows:
INDEMNIFICATION
SECTION 1. Third Party Actions. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action or suit by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
SECTION 2. Derivative Actions. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to be the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which that person shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Common Pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or the other court shall deem proper.
SECTION 3. Rights After Successful Defense. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 1 or Section 2, or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
SECTION 4. Other Determinations of Rights. Except in a situation governed by Section 3, any indemnification under Section 1 or Section 2 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2. The determination shall be made (a) by a majority vote, at a meeting of directors, of those directors who constitute a quorum and who were not and are not parties to or threatened with any such action, suit, or proceeding or (b) if such a quorum is not obtainable (or even if obtainable) and a majority of disinterested directors so directs, in a written opinion by independent legal counsel (compensated by the Company) or (c) by the affirmative vote in person or by proxy of the holders of record of a majority of the shares held by persons who were not and are not parties to or threatened with any such action, suit, or proceeding and entitled to vote in the election of directors, without regard to voting power which may thereafter exist upon a default, failure, or other contingency or (d) by the Court of Common Pleas or the court in which such action, suit, or proceeding was brought.
SECTION 5. Advances of Expenses. Expenses (including attorneys’ fees) incurred in defending any action, suit, or proceeding referred to in Section 1 or Section 2 may be paid by the Company in advance of final disposition of the action, suit, or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay the amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company.
SECTION 6. Purchase of Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this Article or of the Ohio General Corporation Law.
SECTION 7. Mergers. In the case of a merger into this Company of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, trustees, officers, employees, or agents in specified situation, any person who served as a director, officer, employee, or agent of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification by this Company (as the surviving corporation) to the same extent he would have been entitled to indemnification by the constituent corporation, if its separate existence had continued.
SECTION 8. Non-Exclusivity; Heirs. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled as a matter of law or under the Articles of Incorporation, these Regulations, any agreement, vote of shareholders or disinterested directors, any insurance purchased by the Company, or otherwise, both as to action in his official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
     The Company maintains liability insurance for all of its directors and officers (“D&O Insurance”). The D&O Insurance also insures the Company against amounts payable to indemnify directors and officers, subject to policy limits and retention amounts.
     On April 14, 2008, the Company entered into Director Indemnification Agreements with each of its non-management directors. The purpose of these agreements is to ensure that each of the Company’s non-management directors receives the maximum indemnification protection permitted under Ohio law. The agreements clarify the procedures to follow if a non-management director is entitled to indemnification, provide for the advancement of legal defense costs, allow the non-management director to recover enforcement costs if he or she is required to take action to enforce his or her indemnification rights, and obligate the Company to use commercially reasonable efforts to maintain D&O insurance coverage generally at a level that is substantially comparable in scope and amount to that currently provided. The Company must maintain this coverage for the duration of the non-management director’s service on the Company’s Board of Directors and for at least six years thereafter. Either party may terminate the agreement on 60 days notice.
ITEM 8. EXHIBITS.
     The Exhibits to this Registration Statement are listed in the Exhibit Index below and are incorporated herein by reference.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hudson, State of Ohio, on June 16, 2010.

JO-ANN STORES, INC.
By:	/s/ David Goldston
David Goldston
Senior Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Darrell Webb* Darrell Webb	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2010

/s/ James Kerr* James Kerr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2010

/s/ Scott Cowen* Scott Cowen	Director	June 16, 2010

/s/ Joseph DePinto* Joseph DePinto	Director	June 16, 2010

/s/ Ira Gumberg* Ira Gumberg	Director	June 16, 2010

/s/ Patricia Morrison* Patricia Morrison	Director	June 16, 2010

/s/ Frank Newman* Frank Newman	Director	June 16, 2010

/s/ David Perdue* David Perdue	Director	June 16, 2010

/s/ Beryl Raff* Beryl Raff	Director	June 16, 2010

/s/ Alan Rosskamm* Alan Rosskamm	Director	June 16, 2010

/s/ Tracey Travis* Tracey Travis	Director	June 16, 2010
     The undersigned, by signing his name hereto, executes this Registration Statement pursuant to the power of attorney executed by the above-named persons and filed with the Commission as Exhibit 24 hereto.

*By:	/s/ David Goldston
David Goldston, Attorney-in-Fact

JO-ANN STORES, INC.
INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4(a)	Amended and Restated Articles of Incorporation of Jo-Ann Stores, Inc. (filed as Exhibit 3.1 to the Registrant’s Form 10-K filed with the Commission on April 17, 2008 and incorporated herein by reference).

4(b)	Amended and Restated Code of Regulations (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on June 11, 2010 and incorporated herein by reference).

4(c)	Third Amended and Restated Rights Agreement, dated February 26, 2007, by and between the Registrant and National City Bank, as Rights Agent (filed as Exhibit 4.1 to the Registrant’s Form 8A/A filed with the Commission on March 2, 2007 and incorporated herein by reference).

4(d)	Jo-Ann Stores, Inc. 1998 Incentive Compensation Plan, as amended (filed as Exhibit 10.6 to the Registrant’s Form 10-Q filed with the Commission on December 13, 2007 and incorporated herein by reference).

5	Opinion of Thompson Hine LLP as to the legality of the securities being registered.

23(a)	Consent of Independent Registered Public Accounting Firm.

23(b)	Consent of Thompson Hine LLP (included as part of Exhibit 5).

24	Power of Attorney.